Exhibit 99.1

VAALCO ENERGY ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

HOUSTON – January 31, 2022 – VAALCO Energy, Inc. (NYSE: EGY; LSE: EGY) ("VAALCO" or the "Company") today announced that Fabrice Nze-Bekale was appointed as a new independent director to the Company’s Board of Directors. Mr. Nze-Bekale will serve on the Audit, Compensation, Strategic and Nominating and Corporate Governance Committees.  He will stand for election at the Company’s next annual meeting of stockholders. Additionally, Bradley Radoff has resigned from the Board of Directors effective January 28, 2022.

Andrew L. Fawthrop, VAALCO’s Chairman of the Board commented, "We believe that Fabrice will bring a unique perspective to our Board with his significant Board and senior management experience in mining and banking in West Africa that will help support VAALCO in achieving our strategic goals. He has built an extensive network of connections in the U. K. and particularly in Gabon, and has developed a keen understanding of doing business in the region. We also want to recognize Brad Radoff for his service on VAALCO’s Board and we would like to thank him for his insight, expertise and dedication during his tenure. We are excited about the future for VAALCO with the continued development of our interests in offshore Gabon, upside opportunities in Equatorial Guinea and the potential to integrate accretive acquisitions aimed at further strengthening VAALCO and growing shareholder value."

Fabrice Nze-Bekale has over 25 years of experience in mining, banking, telecoms, M&A and international finance.  Mr. Nze-Bekale has served on numerous boards and as a senior executive across his career. He currently serves as an independent director on the Board of Orabank Gabon, where he is also the Chairman of the Audit Committee and serves on the Risk Committee.  From 2012 to 2020, he was a member of the Board of the Fonds Gabonais D’Investissements Strategiques, Gabon’s sovereign wealth fund. He has also served on the Boards of several Gabonese mining companies.

Mr. Nze-Bekale has been Chief Executive Officer of ACT Afrique based in Dakar, Senegal since 2017, providing strategic advisory and investment banking expertise to governments as well as to public and private entities in West Africa.  Prior to joining ACT Afrique, from 2012 to 2017, he served as Chief Executive Officer of Societe Equatoriale Des Mines, the national mining company in Gabon, which he helped create to manage Gabon’s investments in the sector.  Prior to that, he was Director of Investment Banking for Standard Bank PLC based in London from 2008 to 2011 and Finance Manager for Celtel International from 2005 to 2008.  Fabrice began his career at Citibank Gabon, where he rose to become the Head of Corporate Banking.  Mr. Nze-Bekale is a Gabonese national and holds a Masters degree in Finance and Financial Engineering from the University of Paris-Dauphine (France) with an MBA from the London Business School (UK).

For Further Information

VAALCO Energy, Inc. (General and Investor Enquiries)	+00 1 713 623 0801
Website:	www.vaalco.com

Al Petrie Advisors (US Investor Relations)	+00 1 713 543 3422
Al Petrie / Chris Delange

Buchanan (UK Financial PR)	+44 (0) 207 466 5000
Ben Romney / Jon Krinks/ James Husband	VAALCO@buchanan.uk.com

Forward Looking Statements

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements, other than statements of historical facts, included in this document that address activities, events, plans, expectations, objectives or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements may include statements related to the impact of the COVID-19 pandemic, including the recent sharp decline in the global demand for and resulting global oversupply of crude oil and the resulting steep decline in oil prices, production quotas imposed by Gabon, disruptions in global supply chains, quarantines of our workforce or workforce reductions and other matters related to the pandemic, well results, wells anticipated to be drilled and placed on production, future levels of drilling and operational activity and associated expectations, the implementation of the Company’s business plans and strategy, prospect evaluations, prospective resources and reserve growth, its activities in Equatorial Guinea, expected sources of and potential difficulties in obtaining future capital funding and future liquidity, its ability to restore production in non-producing wells, our ability to find a replacement for the FPSO or to renew the FPSO charter, future operating losses, future changes in crude oil and natural gas prices, future strategic alternatives, future and pending acquisitions, capital expenditures, future drilling plans, acquisition and interpretation of seismic data and costs thereof, negotiations with governments and third parties, timing of the settlement of Gabon income taxes, and expectations regarding processing facilities, production, sales and financial projections.  These statements are based on assumptions made by VAALCO based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control.  These risks include, but are not limited to, crude oil and natural gas price volatility, the impact of production quotas imposed by Gabon in response to production cuts agreed to as a member of OPEC, inflation, general economic conditions, the outbreak of COVID-19, the Company’s success in discovering, developing and producing reserves, production and sales differences due to timing of liftings, decisions by future lenders, the risks associated with liquidity, lack of availability of goods, services and capital, environmental risks, drilling risks, foreign regulatory and operational risks, and regulatory changes.

Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.  VAALCO disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Inside Information

This announcement contains inside information as defined in Regulation (EU) No. 596/2014 on market abuse (“MAR”) and is made in accordance with the Company’s obligations under article 17 of MAR.